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Investor Relations
(972) 699-4055
Email: investor@furmanite.com

FURMANITE CORPORATION REPORTS SECOND QUARTER RESULTS
Net Income Increased to $3.6 million; Earnings per Share to $0.10

DALLAS, TEXAS (August 6, 2010) – Furmanite Corporation (NYSE: FRM) today reported results for the quarter ended June 30, 2010. Revenues were $77.5 million, compared with $69.7 million for the second quarter 2009. Net income rose to $3.6 million for the quarter, after net-of-tax restructuring costs of $798,000. This compares with net income of $231,000 for the same period in 2009. Foreign currency fluctuations unfavorably impacted the company’s second quarter revenues by approximately $(400,000) but favorably impacted operating income and net income by approximately $234,000 and $107,000, respectively. Earnings per share (diluted) were $0.10 for the second quarter 2010, compared with earnings per share (diluted) of $0.01 for the prior year’s same quarter.

For the six months ended June 30, 2010, Furmanite reported revenues of $143.9 million, compared with $132.7 million for the 2009 period. Net income increased to $4.0 million, after $2.4 million of restructuring costs, net of tax, for the six months ended June 30, 2010, compared with 2009 same period net income of $1.1 million. Revenues, operating income and net income were favorably affected by foreign currency fluctuations by $2.9 million, $464,000 and $153,000, respectively. Earnings per share (diluted) were $0.11 for the six months ended June 30, 2010, compared with $0.03 for the prior year’s same period.

“Furmanite delivered a strong second quarter, and we are pleased with the results. Our performance, in a market that continues to show little improvement, demonstrates the positive impact of lowering our costs and aligning our resources with our business. It also indicates that Furmanite is gaining market share by leveraging our global reach and relationships across a broad array of industries,” said Charles R. Cox, chairman and CEO of Furmanite Corporation.

Mr. Cox continued: “We have substantially completed the initiative announced at year-end 2009 at a cost of $3.4 million, which was consistent with our expectations. We now estimate that total costs for the restructuring of the EMEA Region, announced in May, will be approximately $4.0 million – $592,000 of which was incurred in the second quarter. We had anticipated that the second quarter would absorb more of the total costs; however, more time has been required to satisfy the local regulatory processes. As a result, most of the remaining restructuring costs are expected to be taken in the third and fourth quarters of 2010. Looking ahead, we are confident that Furmanite is on the right track and that we are positioning our operations to take maximum advantage of current opportunities and future improvements in the market.”

Joseph E. Milliron, president and chief operating officer of Furmanite Corporation, said, “The second quarter story is in the numbers: Compared with the same period last year, we have reduced headcount by 190 positions, with 115 of those representing a 19% reduction in sales and administrative personnel and 75 representing a 6% reduction in technicians. Our people are busy; they are motivated and focused on delivering the best customer service in the business. Their strong performance translated into substantially improved results for the second quarter, and their commitment to excellence will continue to drive our growth.”

ABOUT FURMANITE CORPORATION
Furmanite Corporation (NYSE: FRM) is a worldwide technical services firm. Headquartered in Dallas, Texas, Furmanite, one of the world’s largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global operations serve a broad array of industry sectors, including offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 75 offices on six continents. For more information, visit www.furmanite.com.

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

	FURMANITE CORPORATION
	CONDENSED CONSOLIDATED INCOME STATEMENTS
	(In thousands, except per share data)
	(Unaudited)
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Revenues	$77,513	$69,726	$143,948	$132,758
Costs and expenses:
Operating costs	51,922	47,261	97,584	89,839
Depreciation and amortization expense	1,572	1,447	3,121	2,790
Selling, general and administrative expense	18,493	20,212	37,256	37,683
Total costs and expenses	71,987	68,920	137,961	130,312

Operating income	5,526	806	5,987	2,446
Interest income and other income (expense), net	(246)	313	96	219
Interest expense	(241)	(299)	(482)	(592)

Income before income taxes	5,039	820	5,601	2,073
Income tax expense	(1,479)	(589)	(1,650)	(962)

Net income	$3,560	$231	$3,951	$1,111 21,868

Earnings per common share — Basic	$0.10	$0.01	$0.11	$0.03

Earnings per common share — Diluted	$0.10	$0.01	$0.11	$0.03

FURMANITE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	June 30,	December 31,
	2010	2009
Cash	$31,837	$36,117
Trade receivables, net	57,936	52,021
Inventories	24,820	26,827
Other current assets	6,617	9,085
Total current assets	121,210	124,050
Property and equipment, net	29,473	30,168
Other assets	21,145	20,771
Total assets	$171,828	$174,989

Total current liabilities	$40,136	$44,439
Total long-term debt	30,076	30,139
Other liabilities	14,260	15,081
Total stockholders’ equity	87,356	85,330
Total liabilities and stockholders’ equity	$171,828	$174,989

FURMANITE CORPORATION
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands)
(Unaudited)
	For the Six Months Ended
	June 30,
	2010	2009
Net income	$3,951	$1,111
Depreciation, amortization and other non-cash items	4,297	2,488
Working capital changes	(7,729)	972
Net cash provided by operating activities	519	4,571
Capital expenditures	(3,451)	(3,018)
Payments on debt	(99)	(224)
Other, net	(155)	(338)
Effect of exchange rate changes on cash	(1,094)	(200)

(Decrease) increase in cash and cash equivalents	(4,280)	791
Cash and cash equivalents at beginning of period	36,117	30,793
Cash and cash equivalents at end of period	$31,837	$31,584